Exhibit 99.1

1111 South Arroyo Parkway 7084	Press Release
P.O. Box 7084
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	January 23, 2006

For additional information contact:
John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

and Backlog for the First Quarter of Fiscal 2006

PASADENA, CALIF. - Jacobs Engineering Group Inc. (NYSE: JEC) today announced its financial results for the first quarter of fiscal 2006. These results and a comparison to the first quarter of last fiscal year follow (in thousands, except per-share data):

	Three Months Ended December 31
	2005	2004
Net earnings	$43,025	$28,864
Net earnings before the effects of SFAS 123R (a)	$45,311	$32,530

Diluted Earnings Per Share (“EPS”)	$0.72	$0.50
Diluted EPS before the effects of SFAS 123R (a)	$0.76	$0.56

Stock Option Expense Included in Earnings (pre-tax)	$3,572	$5,486

(a)	A non-GAAP financial measure, see below.

Effective as of the beginning of the current fiscal year, the Company adopted FASB Statement 123R–Share-Based Payment using the modified retrospective application method. Accordingly, its results of operations for prior fiscal periods have been adjusted to include compensation cost relating to stock options.

Jacobs also announced revenues of $1.7 billion for the first quarter of fiscal 2006 ended December 31, 2005. This compares to revenues of $1.3 billion for the first quarter of fiscal 2005. Jacobs also announced backlog totaling $9.0 billion at December 31, 2005, including a technical professional services component of $4.5 billion. This compares to total backlog and technical professional services backlog of $8.0 billion and $4.5 billion, respectively, at December 31, 2004.

Commenting on the results for the first quarter of fiscal 2006, Jacobs Chairman and CEO Noel G. Watson stated, “Fiscal 2006 is off to a good start. Our backlog continues to grow steadily. We were awarded several important contracts during the quarter, and our prospect list remains strong.”

Commenting on the results for the first quarter of fiscal 2006 and on the Company’s earnings outlook for the remainder of the fiscal year, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “With the good results of our first quarter, we now expect this year’s growth rate to approach 20 percent before the effects of SFAS 123R.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, January 24, 2006, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through January 31, 2006. The dial-in number for the audio replay is 706.645.9291 (confirmation code 4279312).

Jacobs, with over 40,000 employees and revenues exceeding $6.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. We therefore, caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2005 Form 10-K, and in particular the discussions contained under Items 1 – Business; 3 – Legal Proceedings; and 7 –Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Information

Results of Operations (in thousands, except per-share data):

	Three Months Ended December 31
	2005	2004 (a)
Revenues	$1,683,458	$1,283,300
Costs and Expenses:
Direct costs of contracts	(1,471,521)	(1,094,562)
Selling, general and administrative expenses	(144,524)	(141,505)

Operating Profit	67,413	47,233

Other (Expense) Income:
Interest income	2,460	810
Interest expense	(1,619)	(1,895)
Miscellaneous expense, net	(1,027)	(805)

Total other expense, net	(186)	(1,890)

Earnings Before Taxes	67,227	45,343

Income Tax Expense	(24,202)	(16,479)

Net Earnings	$43,025	$28,864

Earnings Per Share (“EPS”):
Basic	$0.74	$0.51
Diluted	$0.72	$0.50

Weighted Average Shares Used to Calculate EPS:
Basic	57,962	56,718
Diluted	59,666	57,950

(a)	Adjusted to include the effects of stock-based compensation in accordance with SFAS 123R.

Other Operational Information (in thousands):

	Three Months Ended December 31
	2005	2004
Revenues by Major Component:
Technical professional services	$756,940	$640,841
Field services	926,518	642,459

Total	$1,683,458	$1,283,300

Depreciation (pre-tax)	$9,635	$9,463

Capital Expenditures	$10,840	$7,477

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Selected Balance Sheet and Backlog Information (in thousands):

	At December 31
	2005	2004 (a)
Balance Sheet Information:
Cash and cash equivalents	$271,162	$168,731
Working capital	609,038	457,609
Total debt	102,144	113,673
Stockholders’ equity	1,219,682	1,063,541

Backlog Information:
Technical professional services	$4,524,800	$4,509,500
Field services	4,474,700	3,481,900

Total	$8,999,500	$7,991,400

(a)	Certain information has been adjusted to include the effects of stock-based compensation in accordance with SFAS 123R.

Non-GAAP Financial Measure:

Management of the Company believes that earnings before the effects of SFAS 123R is useful information because it allows investors to assess for themselves the Company’s earnings trend. Such non-GAAP information is also integral to Management’s internal evaluation of the Company’s performance. The following table reconciles the Company’s reported GAAP net earnings and earnings per share to the non-GAAP financial measure (in thousands, except earnings per share):

	Three Months Ended December 31
	2005	2004
Net earnings:
As reported	$43,025	$28,864
Effect of SFAS 123R	2,286	3,666

Net earnings before the effects of SFAS 123R	$45,311	$32,530

Diluted earnings per share:
As reported	$0.72	$0.50
Effect of SFAS 123R	0.04	0.06

Net earnings per share before the effects of SFAS 123R	$0.76	$0.56